EXHIBIT 10(b)

CTS Corporation

2018 Equity and incentive compensation plan

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

CTS Corporation (the “Company”) has granted to the participant listed below (“Participant”) the performance-based restricted stock units (the “RSUs”) described in this Restricted Stock Unit Award Agreement, including the Key Terms, General Terms and Annexes hereunder (this “Agreement”), subject to the terms and conditions of this Agreement and the CTS Corporation 2018 Equity and Incentive Compensation Plan (as amended from time to time, the “Plan”), which is incorporated into this Agreement by reference. For purposes of this Agreement, references to the “Company” shall include any subsidiary employer, as applicable. Except as expressly provided herein, capitalized terms used herein shall have the meaning ascribed to such terms under the Plan.

KEY TERMS

Participant:
Grant Date:
Number of RSUs Granted at Target:
Minimum and Maximum Award:	0% to 200% of Target RSUs
Performance Period:	January 1, 2026 – December 31, 2028
Vesting Schedule and Vesting Date:

Subject to and conditioned upon Participant’s continued employment or service with the Company through the last day of the Performance Period the (“Vesting Date”), and further subject to the terms and conditions of this Agreement and the Plan, the RSUs shall vest and become nonforfeitable on the Vesting Date based on the calculation of the Settlement Amount (which shall be calculated based on achievement of performance goals set forth in Exhibit 1).

The Company may, in its discretion, adjust Participant’s Settlement Amount (from 0% to 200%) after consideration of other business factors, including overall performance of the Company and Participant’s contribution.

Notwithstanding the foregoing vesting conditions, the RSUs shall be subject to accelerated vesting in certain circumstances as provided in this Agreement.

Termination of Employment or Service; Retirement; Acceleration

Any unvested RSUs outstanding as of Participant’s termination of employment or service will be forfeited, except as otherwise provided in this Agreement.

In the event of Participant’s termination of employment or service due to death or disability (as defined by Section 409A of the Code or, if required, by applicable local law), Participant shall immediately vest in the unvested RSUs, and such vested RSUs will be settled between January 1st and March 15th of the calendar year following the Vesting Date set forth above in these Key Terms (regardless of the actual date of termination due to Participant’s death or disability).

In the event of Participant’s Qualified Retirement, Participant shall immediately vest in a prorated portion of the RSUs eligible to vest during the Performance Period. The number of RSUs that vest shall be determined by multiplying the Award by a fraction, the numerator of which is the number of full months of service Participant completes of the Performance Period and the denominator of which is 36. Such vested RSUs will be settled between January 1st and March 15th of the calendar year following the Vesting Date (regardless of the actual date of termination due to Participant’s Qualified Retirement).

In the event of the earlier to occur of (i) a Change in Control if the successor or surviving company does not assume, substitute or continue the Award on substantially similar terms or with substantially equivalent benefits (as determined by the Committee prior to the Change in Control) or the stock of the successor or surviving company following a Change in Control is not listed on the New York Stock Exchange or the NASDAQ Stock Market, or (ii) during the 24-month period following a Change in Control, the termination of Participant’s employment or service by the Company or its successor or surviving company without Cause (as defined in the General Terms) or due to a Constructive Termination (as defined in the General Terms), then, in each case, Participant shall immediately vest in the unvested RSUs, and such vested RSUs will be settled within thirty (30) days of the Change in Control or employment termination date, as applicable (the “Accelerated Vesting Date”). A termination of employment under clause (ii) of the preceding sentence is referred to under this Agreement as a “Qualified Termination”.

Settlement Amount

The Settlement Amount shall be calculated as follows:

(i) upon the occurrence of Participant’s death or disability, the Settlement Amount shall be equal to the greater of (x) 100% of the number of RSUs specified in Section 1 above, or (y) the amount calculated pursuant to Section (iii) below if occurring after a Change in Control;

(ii) upon the occurrence of a Qualified Retirement, the Settlement Amount shall be calculated as set forth in Exhibit 1 hereto as if Participant had remained employed by the Company for the entire Performance Period and pro-rated based on the Qualified Retirement date as described above in these Key Terms; except, that, if such Qualified Retirement occurs following a Change in Control, the Settlement Amount shall be calculated as set forth in paragraph (iii) below and pro-rated based on the Qualified Retirement date as described above in these Key Terms; and

(iii) upon or following the occurrence of a Change in Control, the Settlement Amount for all purposes under this Agreement will be the greater of (x) the Target RSUs, and (y) the amount calculated based on the Company’s actual performance calculated from the Performance Period start date until the date of the occurrence of the Change in Control, as determined by the Committee in its sole discretion immediately prior to the Change in Control.

Settlement Date

On or before March 15th of the calendar year immediately following the applicable Vesting Date; provided, however, that (i) if vesting accelerates due to the termination of Participant’s employment or service due to death or disability or Qualified Retirement, the Settlement Date shall be between January 1st and March 15th of the calendar year immediately following the Vesting Date, and (ii) if vesting accelerates due to a Qualified Termination within 24 months following a Change in Control or the occurrence of a Change in Control (if the successor or surviving company does not assume, substitute or continue the Award) or the stock of the successor or surviving company no longer being listed on the New York Stock Exchange or the NASDAQ Stock Market, the Settlement Date shall be within thirty (30) days of the Accelerated Vesting Date.

In no event may any Settlement Date be accelerated except in accordance with Section 409A of the Code or applicable local law.

Form of Settlement

One (1) Share for each vested RSU; provided, however, that the RSUs may be settled in the form of cash to the extent settlement in Shares (i) is not standard Company practice in Participant’s country of employment or service, (ii) is prohibited under applicable laws, (iii) would require Participant, the Company or, if different, the Affiliate that employs Participant to obtain the approval of any governmental and/or regulatory body in Participant’s country of residence (and country of employment or service, if different), or (iv) is administratively burdensome.

EXHIBIT 10(b)

GENERAL TERMS

Article I.

Award; VESTING; forfeiture AND SETTLEMENT
1.1
RSUs and Dividend Equivalents.
(a)
Each RSU represents the right to receive one Share on the terms, and subject to the conditions, set forth in this Agreement. The shares of common stock of the Company that are issuable upon the vesting and conversion of the RSUs are referred to in this Agreement as “Shares.” Participant will have no right to receive any Shares in settlement of RSUs until such time (if ever) as the RSUs have vested and become payable hereunder. As noted above, failure to accept the RSU Terms by the Acceptance Deadline will result in the cancellation of the RSUs, and Participant will have no further rights with respect to the Award.
(b)
With respect to each RSU, Participant shall be entitled to receive dividend equivalents, which shall be credited in the form of cash or additional RSUs (as determined by the Committee) equal in value to any cash dividends paid on the Company’s Shares during the period from the Grant Date until the date Shares (or cash, as applicable) are delivered in settlement of the RSUs. Any dividend equivalents credited shall be subject to the same vesting, forfeiture, and settlement terms as the underlying RSUs and shall be paid (or settled) at the same time as the underlying RSUs are settled.
1.2
Vesting. Except as otherwise provided in Section 1.3 of this Agreement, the RSUs will become vested and nonforfeitable (“Vested RSUs”) according to the vesting schedule set forth in the Key Terms above.

1.3 Termination of Employment or Service; Change in Control.

(a)
Effect of Termination of Employment or Service.
(i)
In the event of Participant’s termination of employment or service for any reason, Participant will immediately and automatically forfeit the right to receive any Shares underlying the RSU that are not Vested RSUs (the “Unvested RSUs”) at the time of Participant’s termination of employment or service, except as otherwise provided for in this Agreement. Upon forfeiture of Unvested RSUs, Participant will have no further rights with respect to the Unvested RSUs.
(ii)
In the event of Participant’s termination of employment or service due to death or disability, as defined by Section 409A of the Code or, if required, by applicable local law, then the RSUs will accelerate in full and become Vested RSUs in accordance with the acceleration provisions in the Key Terms set forth above.
(iii)
In the event of Participant’s Qualified Retirement, a prorated portion of the RSUs eligible to vest during the applicable Performance Period will accelerate and become Vested RSUs in accordance with the acceleration provisions in the Key Terms set forth above. For purposes of this Agreement, “Qualified Retirement” means Participant’s termination of employment after having (A) attained age 55; (B) completed five years of service; and (C) provided at least one year notice prior to his intended retirement date.
(b)
Treatment Upon a Change in Control or Termination in Connection with a Change in Control.

(i)
In the event of the earlier to occur of (A) a Change in Control if the successor or surviving company does not assume, substitute or continue the Award on substantially similar terms or with substantially equivalent benefits (as determined by the Committee prior to the Change in Control) or the stock of the successor or surviving company is not listed on the New York Stock Exchange or the NASDAQ Stock Market or (B) during the 24-month period following a Change in Control, the termination of Participant’s employment or service by the Company or its successor or surviving company without Cause or due to a Constructive Termination, then the Unvested RSUs will accelerate in full and become Vested RSUs in accordance with the acceleration provisions in the Key Terms set forth above.
(ii)
For purposes of this Agreement, “Cause” means that Participant’s employment or service is terminated because he or she: (A) has been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Affiliate; (B) has intentionally and wrongfully damaged property of the Company or any Affiliate; or (C) has intentionally and wrongfully disclosed secret processes, trade secrets or confidential information of the Company or any Affiliate; provided, that any such act has been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of Participant will be deemed to be “intentional” if it was due primarily to an error in judgment or negligence, and will be deemed to be “intentional” only if done or omitted to be done by Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.
(iii)
For purposes of this Agreement, “Constructive Termination” means that Participant terminates his or her employment or service following the occurrence of one or more of the following events, provided that such termination of employment or service constitutes a “separation from service” within the meaning of Section 409A of the Code: (A) the Company’s (or its applicable Affiliate’s) failure to elect or reelect or otherwise to maintain Participant in the office or the position, or a substantially equivalent or better office or position, of or with the Company and/or a subsidiary of the Company, as the case may be, which Participant held immediately prior to a Change in Control, or the removal of Participant as a member of the Board (or any successor thereto) if Participant was a member of the Board immediately prior to the Change in Control; (B) (1) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to Participant’s position with the Company and any subsidiary of the Company that Participant held immediately prior to the Change in Control, (2) a reduction in the aggregate of Participant’s base pay and incentive pay from the Company or its applicable Affiliate, or (3) the termination or denial of Participant’s rights to material employee benefits or a material reduction in the scope or value thereof, any of which is not remedied by the Company within ten (10) calendar days after receipt by the Company of written notice from Participant of such change, reduction or termination, as the case may be; (C) a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which Participant was responsible immediately prior to the Change in Control, which has rendered Participant substantially unable to carry out, has substantially hindered Participant’s performance of, or has caused Participant to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by Participant immediately prior to the Change in Control, which situation is not remedied within ten (10) calendar days after written notice to the Company from Participant of such determination; or (D) the Company requires Participant to have his or her principal location of work changed to any location that is in excess of thirty-five (35) miles from the location thereof immediately prior to the Change in Control, or requires Participant to travel away from his or her office in the course of performing his or her responsibilities or duties attached to his or her position at least twenty percent (20%) more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Participant in any of the three full years immediately prior to the Change in Control without, in either case, Participant’s prior written consent.

1.3
Settlement.
(a)
Vested RSUs will be settled in accordance with the settlement provisions in the Key Terms set forth above. The Company’s obligations to Participant with respect to Vested RSUs will be satisfied in full upon the distribution of one Share (or payment of an equivalent cash value in lieu thereof) for each Vested RSU. On the Settlement Date(s), to the extent the Vested RSUs are settled in Shares, the Company shall credit the number of Shares to be distributed to Participant as of that Settlement Date to a book-entry account in the name of Participant held by the Company’s transfer agent.
(b)
Notwithstanding anything to the contrary in this Agreement or the Plan, no RSUs or dividend equivalents shall be distributed to Participant pursuant to this Section 1.4 during the six-month period following Participant’s termination of employment or service if the Company determines that distributing such RSUs and dividend equivalents at the time or times indicated in this Agreement would be a prohibited distribution under Section 409(a)(2)(B)(i) of the Code or applicable local law. If the settlement of any of Participant’s RSUs and dividend equivalents is delayed as a result of the previous sentence, then such RSUs and dividend equivalents shall be paid to Participant during the thirty (30)-day period beginning on the first business day following the end of such six-month period (or such earlier date upon which such RSUs and dividend equivalents can be distributed under Section 409A without resulting in a prohibited distribution, including as a result of Participant’s death).
Article II.

TAXATION AND TAX WITHHOLDING
2.1
Responsibility for Taxes.
(a)
Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, employment tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant or deemed by the Company in its discretion to be an appropriate charge to Participant even if legally applicable to the Company (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs or any related dividend equivalents, the subsequent sale of Shares acquired upon vesting, and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)
The Company shall have the right to deduct from any compensation due Participant from the Company any federal, state, local or foreign taxes required by the law of any jurisdiction to be withheld in connection with the grant of RSUs, the vesting of RSUs or the issuance of Shares or pursuant to this Agreement. The Company shall retain Shares otherwise deliverable on the Settlement Date in an amount sufficient to satisfy the amount of tax required to be withheld provided that such amounts shall not exceed the statutorily required maximum withholding. The determination of the number of Shares retained for this purpose shall be based on the Fair Market Value of the Shares. Tax withholding shall be calculated based on the Fair Market Value of the Shares on the Vesting Date. In the event that the retention of Shares to satisfy withholding taxes would otherwise result in the delivery of a fractional Share, the Company will round up to the next whole Share and apply the value of the fractional Share to the recipient’s tax obligations or, in the alternative, the Company may make such other arrangements to avoid the issuance of a fractional Share as may be permitted by law. No Shares shall be transferred to Participant hereunder until such time as all applicable withholding taxes have been satisfied. The Company will not retain Shares as described herein unless tax withholding applies under the laws of the local jurisdiction. To the extent that the amounts payable to Participant are insufficient for such withholding, it shall be a condition to the issuance of Shares or the grant or vesting of the RSUs, as the case may be, that Participant shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof.
Article III.

RESTRICTIVE COVENANTS
3.1
Confidentiality.
(a)
Participant acknowledges that, in the course of Participant’s employment or service, Participant has been and will be exposed to and provided with access to trade secret, confidential, and proprietary information concerning the Company and its Affiliates that is not generally known to the public (the “Confidential Information”), including, but not limited to, inventions, developments, improvements, trade secrets, models, methods, algorithms, data analytics, databases and software, nonpublic financial information, client information, strategies, new products, plans, studies, forecasts, technology, models, methods and other non-public information about the Company, its Affiliates and their respective clients, vendors, business partners, managers, directors, officers and employees. Participant hereby agrees that Participant will not, at any time, before, during, or after Participant’s employment or service with the Company, (i) disclose, communicate, divulge, reveal, publish, make known, or make accessible any Confidential Information, or (ii) or use, reference, rely upon, reproduce, or recreate any Confidential Information, in each case except to the extent that such disclosure or use is directly related to and required by the performance of Participant’s employment or other duties for the Company or to the extent such disclosure is expressly authorized this this Section 3.1. Participant hereby agrees that Participant will take all reasonably appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft. All Confidential Information is, and shall at all times remain, the sole property of the Company. Notwithstanding the foregoing, Confidential Information does not include information that is in the public domain or generally known to the public in the particular form thereof (in either case, exclusive of compiled information that may be created only with great effort or expense), other than information that became public as a result of a breach of a duty of confidentiality, information known to Participant prior to first receipt of or access to such information in the course of Participant’s employment or service with the Company, or information rightfully received by Participant outside the course of Participant’s employment with the Company from a third party who does not owe the Company a duty of confidentiality with respect to such information.
(b)
Notwithstanding anything in this Agreement to the contrary, Participant understands that Participant may report possible violations of law or regulation to any governmental agency or entity, or make other disclosures that are protected under law or regulation. Participant also understands that nothing in this Agreement requires Participant to obtain prior authorization from the Company to make any such reports or disclosures to any governmental agency or entity or to notify the Company that Participant has made such reports or disclosures, nor shall anything in this Agreement impede Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, sexual assault, or any other conduct that Participant has reason to believe is unlawful, or from exercising any rights Participant may have under Section 7 of the National Labor Relations Act. Moreover, Participant understands that Participant may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without prior authorization of the Company, however, the Company does not authorize Participant to disclose to any third party (including any government official or any attorney Participant may retain) any communication that is covered by the Company’s attorney-client privilege.
3.2
Non-Competition.
(a)
Participant acknowledges and agrees that Participant’s services to the Company are unique in nature and that the Company would be irreparably damaged if Participant were to provide or engage in Competitive Business Activity on behalf of any Competitor during the Restricted Period (each as defined below). Participant accordingly covenants and agrees that during the period of Participant’s employment or service with the Company and through the date that is twelve (12) months following the termination of Participant’s employment or service with Company for any reason (the “Restricted Period”), Participant shall not, directly or indirectly, either for himself or herself or for any other individual, corporation, partnership, joint venture or other entity, participate in any Competitive Business Activity on behalf of any Competitor. For purposes of this Agreement, the term “participate in” shall include, without limitation, being employed by, consulting for, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture or other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). The foregoing restrictions on Participant are not applicable to any passive investment made by Participant in any public entity that is or includes a Competitor, provided such investment is not greater than two percent (2%) of market value of such public entity.
(b)
The provisions of Section 3.2 shall apply to any territory, region or geography that Participant serviced or had responsibility for on behalf of the Company or for which Participant had access to Confidential Information about through Participant’s position and responsibilities at the Company during the twelve (12) months preceding the termination of Participant’s employment or service, or during the period from the date of this Agreement to the date of the termination of Participant’s employment or service with the Company.
3.3
Non-Solicitation of Customers. Participant covenants and agrees that during employment or service with the Company and for twelve (12) months following the termination of Participant’s employment or service with the Company for any reason, Participant shall not, directly or indirectly, solicit, attempt to solicit, induce or attempt to induce, or call upon for purposes of offering Competitive Products to any Restricted Customer of the Company or in any way intentionally interfere with the relationship between any such Restricted Customer and the Company.
3.4
Non-Solicitation of Employees, Agents or Business Partners. Participant further covenants and agrees that during employment or service with the Company and for twelve (12) months following the termination of Participant’s employment or service with the Company for any reason, Participant shall not, directly or indirectly, solicit, attempt to solicit, induce or attempt to induce any employees, agents or current or prospective business partners of the Company to terminate his, her or its employment, engagement or association with the Company.
3.5
Acknowledgements. Participant acknowledges that the restrictions contained in this Agreement do not preclude Participant from earning a livelihood, nor do they unreasonably impose limitations on Participant’s ability to earn a living. Participant agrees and acknowledges that the potential harm to the Company resulting from the non-enforcement of Sections 3.1 through 3.4 outweighs any potential harm to Participant of the enforcement of such provisions by injunction or otherwise. Participant acknowledges that Participant has carefully read this Agreement and has given careful consideration to the restraints imposed upon Participant by this Agreement and is in full agreement regarding their necessity for the reasonable and proper protection of the business goodwill and competitive positions of the Company now existing or to be developed in the future and that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Notwithstanding the foregoing or anything else to the contrary contained herein, in the event that Participant is a party to an employment, retention, severance or other similar agreement with the Company (or a successor entity) that contains provisions that conflict with Sections 3.1 through 3.4, or the applicable definitions, the corresponding provisions of such employment, retention, severance or other similar agreement shall apply and control. Finally, Participant acknowledges that depending on the state or jurisdiction in which Participant resides or works, Sections 3.1 through 3.4 may be modified based on the State-Specific Terms in Annex A or Country-Specific Terms in Annex B attached hereto.
3.6
Certain Definitions. For purposes of this Agreement, the following definitions will apply:
(a)
“Competitor” means any business or person that has operations that generate more than ten percent (10%) of their annual revenues from any line of business, product or service that competes with Company.
(b)
“Competitive Business Activity” means directly or indirectly working with, consulting on, or providing services relating to, developing, selling, or marketing the same or substantially similar products or services offered or being developed by the Company that Participant worked with, had responsibility for, or about which Participant received Confidential Information during the twelve (12) month period preceding the date of termination of Participant’s employment with the Company.
(c)
“Competitive Product” means any product or service that competes with, or is meant to compete with, any product or service provided by the Company that is the same or substantially similar to the products and services offered or being developed by the Company that Participant worked with, had responsibility for, or about which Participant received Confidential Information during the twelve (12) month period preceding the date of termination of Participant’s employment with the Company.
(d)
“Restricted Customer” means each and every customer with whom the Company has a present, anticipated or ongoing business relationship or with whom the Company conducted business within the twelve (12) months immediately preceding the termination of Participant’s employment and with whom Participant, in the twenty-four (24)-month period preceding his or her termination with the Company, either had (i) material contact with as part of Participant’s employment or service with the Company; (ii) responsibility for soliciting or servicing its business on behalf of the Company, or (iii) access to proprietary pricing, marketing, sales, or other Confidential Information with respect to such customer.
Article IV.

OTHER PROVISIONS
4.1
Nature of Grant. In accepting the RSUs, Participant understands, acknowledges, and agrees that:
(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in accordance with its terms;

(b)
the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)
all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Committee;
(d)
the RSU grant and participation in the Plan shall not create a right to employment or service or be interpreted as forming or amending an employment or service contract with the Company or its Affiliates and shall not interfere with the ability of the Company or its Affiliates, as applicable, to terminate Participant’s employment or service relationship (if any) at any time with or without cause;
(e)
Participant is voluntarily participating in the Plan;
(f)
the RSUs and any Shares acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation (if any);
(g)
the RSUs and any Shares acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits, welfare benefits or other similar payments (if any);
(h)
the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;
(i)
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Participant’s termination of employment or service (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws or the terms of Participant’s employment or service agreement, if any);
(j)
as specified in Section 4.20 hereof, the RSUs are subject to any compensation recoupment policy required to be applied to such award under applicable laws and/or adopted by the Company from time to time, including after the Grant Date; and
(k)
unless otherwise provided in the Plan or by the Committee, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the common stock of the Company.
4.2
No Advice Regarding Grant. Neither the Company nor any of its Affiliates is providing any tax, legal or financial advice, nor is any such party making recommendations regarding participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant understands and agrees that Participant should consult with Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to his or her Awards under the Plan.
4.3
Transferability. The RSUs are not transferable, except by will or the laws of descent and distribution or as permitted by the Committee in accordance with the terms of the Plan. Any permitted transfer of an Award hereunder shall be without consideration, except as required by applicable law.
4.4
Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or corporate transaction or event having an effect similar to the foregoing, the Committee shall adjust the Award, as provided by the Plan.
4.5
Defined Terms; Titles. Capitalized terms not defined in this Agreement have the meanings given to them in the Plan. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.6
Conformity to Applicable Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all applicable laws and, to the extent applicable laws permit, will be deemed amended as necessary to conform to applicable laws.
4.7
Successors and Assigns; Third-Party Beneficiaries. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the transfer provisions set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto. Each subsidiary of the Company is an intended third-party beneficiary of any rights or entitlements conferred on any such party hereunder, and shall be entitled to enforce such rights and entitlements hereunder as if such entity was a signatory to this Agreement.
4.8
Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. Participant shall have none of the rights of a stockholder with respect to the RSUs, including the right to receive dividends or vote stock. This Agreement creates a contractual arrangement between the Company and Participant only (except as expressly provided above with respect to third-party rights of subsidiaries) and shall not be construed as creating a trust for the benefit of Participant. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and dividend equivalents, and rights no greater than the right to receive the Shares or cash as a general unsecured creditor with respect to the RSUs and dividend equivalents, as and when settled pursuant to the terms hereof.
4.9
Entire Agreement and Imposition of Other Terms. The Plan and this Agreement (including all exhibits and appendices hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company (or between any of its subsidiaries) and Participant with respect to the subject matter hereof. Nonetheless, the Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Committee determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
4.10
Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
4.11
Effect on Other Employee Benefit Plans. The value of the RSUs granted pursuant to this Agreement shall not be included as compensation, earnings, salary or other similar terms used when calculating Participant’s benefits under any employee benefit plan sponsored by the Company or any subsidiary, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s employee benefit plans.
4.12
Severability. If any provision of the Plan or this Agreement is, becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or award hereunder under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or award, such provision shall be stricken as to such jurisdiction or award, and the remainder of the Plan or Agreement shall be in full force and effect.
4.13
Construction. The RSUs granted hereunder are being issued pursuant to the Plan and are subject to the terms of the Plan. A copy of the Plan has been given to Participant, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect
4.14
Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other person.
4.15
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means (including without limitation the Plan, Awards, Award Agreements, prospectuses required by applicable securities law) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
4.16
Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Chief Legal & Administrative Officer at the Company’s principal office. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section 4.16, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of an email or facsimile transmission confirmation.
4.17
Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent applicable laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.18
Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell Shares or rights to Shares under the Plan during such times when

Participant is considered to have “inside information” regarding the Company (as defined by applicable laws). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant acknowledges that Participant is responsible for ensuring compliance with any applicable restrictions and should consult Participant’s personal legal advisor on these matters.
4.19
Section 409A. It is intended that this Agreement and its administration comply with the provisions of Section 409A of the Code (as defined below). Accordingly, notwithstanding any provision in this Agreement or in the Plan to the contrary, this Agreement and the Plan will be interpreted, applied and amended, to the minimum extent necessary to comply with Section 409A of the Code, so that this Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Code and the regulations promulgated thereunder. As used herein, “Code” means the Internal Revenue Code of 1986 as amended from time to time, and any interpretations thereof issued by the U.S. Treasury Department on which the Company is permitted to rely.
4.20
Recoupment and Clawback Provisions. In consideration of the grant of this Award, Participant agrees that this Award and any related dividend equivalents (including the gross amount of any proceeds, gains or other economic benefit Participant actually or constructively receives upon receipt of this Award, the receipt or resale of any Shares underlying this Award or any other amounts or benefits as required by applicable law) will be subject to recoupment by the Company in the event of material breach by Participant of any of the restrictive covenants described in Article III of this Agreement, or the breach of any other restrictive covenant obligations (including confidentiality, intellectual property assignment, non-disparagement, non-competition and non-solicitation covenants) owed by Participant to the Company or any of its Affiliates, or to the extent required to comply with applicable law and/or any policy of the Company providing for the reimbursement of compensation (including the Company’s Compensation Clawback Policy as in effect from time to time and any other policy adopted after the Grant Date).
4.21
Governing Law. This Agreement and the RSUs will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding the choice-of-law principles of the State of Delaware and any other state requiring the application of a jurisdiction’s laws other than the State of Delaware.
4.22
Privacy Notice. By accepting this Award, Participant:
(a)
consents to the collection, use and transfer, in electronic or other form, of any of Participant’s personal data that is necessary to facilitate the implementation, administration and management of the Award and the Plan;
(b)
understands that the Company and Participant’s employer may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title and details of all awards or entitlement to Shares granted to Participant under the Plan or otherwise (“Data”);
(c)
understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the shares issued on vesting of the Award may be deposited, and that these recipients may be located in Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country; and

(d)
authorizes the Company, its Affiliates and its agents to store and transmit such Data in electronic form.

IN WITNESS WHEREOF, the Company and Participant have duly executed this Agreement as of the Grant Date above.

CTS CORPORATION

By:

Name:

Title:

PARTICIPANT

Name:

EXHIBIT 1

PERFORMANCE GOALS

The Performance Goals are based on two metrics, with a Relative Total Stockholder Return modifier as noted below:

1.
Three-Year Sales Growth – Weighted 60%

3-year Sales Growth	<15%	≥15%	≥18%	≥21%	≥24%
Award	0%	50%	100% (Target)	150%	200% (Maximum)

2.
Three-Year Operating Cash Flow – Weighted 40%

3-year Operating Cash Flow	<$250,000,000	≥$250,000,000	≥$310,000,000	≥$330,000,000	≥$350,000,000
Award	0%	50%	100% (Target)	150%	200% (Maximum)

a.
Interpolation: After the Three-Year Sales Growth and Three-Year Operating Cash Flow threshold is met, the Settlement Amount for the Three-Year Sales Growth and Three-Year Operating Cash Flow Performance Goals will be interpolated between the established steps or levels. There will be no interpolation of Settlement Amounts for performance of the combined factors below threshold.

b.
Basis of Determinations: Three-Year Sales Growth and Three-Year Operating Cash Flow will be determined on the basis of the Company’s audited financial statements for the relevant periods of the Performance Period.

c.
Relative Total Stockholder Return Modifier: Three-Year Relative Total Stockholder Return (“RTSR”) shall be used as a modifier. The aggregate Three-Year Sales Growth and Three-Year Operating Cash Flow results calculation (expressed as a percentage) may be increased or decreased by 20% based on RTSR performance. If RTSR performance is above the 75th percentile, the aggregate achievement of Three-Year Sales Growth and Three-Year Operating Cash Flow will be increased by 20%. If RTSR performance is below the 25th percentile, the aggregate achievement of Three-Year Sales Growth and Three-Year Operating Cash Flow will be decreased by 20%.

For purposes of calculating Three-Year Relative Total Stockholder Return (rounding shall be to the nearest tenth of a percent, with all hundredths of a percent equal to or greater than five rounded up to the nearest tenth of a percent):

(i)
Company Return: For the Performance Period, the Company’s Total Stockholder Return will be a percentage amount determined based on (A) the average closing price of the

Exhibit 1 – Performance Goals – Page 1

Company’s Shares for the 20 business days immediately preceding the last trading day of the Performance Period (including aggregate dividends for the Performance Period) compared to (B) the average closing price of the Company’s Shares for the 20 business days immediately preceding the first trading day of the Performance Period (including aggregate dividends for the Performance Period).

(ii)
Peer Return: For the Performance Period, the Total Stockholder Return for each company in the Peer Group (each a “Peer”), will be a percentage amount determined based on (A) the average closing price of each Peer’s shares for the 20 business days immediately preceding the last trading day of the Performance Period (including aggregate dividends for the Performance Period) compared to (B) the average closing price of each Peer’s shares for the 20 business days immediately preceding the first trading day of the Performance Period (including aggregate dividends for the Performance Period).

(iii)
Company Ranking: For the Performance Period, the Company’s and each Peer’s Total Stockholder Return will be ranked in decreasing order. Three-Year Relative Total Stockholder Return equals the percentile rank (expressed as a percentage) of the Company’s Total Stockholder Return when compared to the rankings, from lowest to highest, of the Total Stockholder Returns of the Peers comprising the Peer Group for the Performance Period.

For purposes of this calculation, the Peers are as follows, subject to adjustment as described below.

Peer Group (19 Peers)
NAME	SYMBOL	STOCK EXCHANGE
Badger Meter, Inc.	BMI	New York Stock Exchange
Bel Fuse, Inc.	BELFA	Nasdaq
Diodes Incorporated	DIOD	Nasdaq
Dorman Products, Inc.	DORM	Nasdaq
ESCO Technologies Inc	ESE	New York Stock Exchange
FARO Technologies Inc	FARO	Nasdaq
GenTex Corporation	GNTX	Nasdaq Global Select Market
Gentherm, Inc.	THRM	Nasdaq
Kimball Electronics, Inc	KE	Nasdaq
Knowles Corporation	KN	New York Stock Exchange
LittelFuse, Inc.	LFUS	Nasdaq
Materion Corp.	MTRN	New York Stock Exchange
Mercury Systems, Inc.	MRCY	Nasdaq Global Select Market

Exhibit 1 – Performance Goals – Page 2

Methode Electronics, Inc.	MEI	New York Stock Exchange
PAR Technology Corporation	PAR	New York Stock Exchange
Rogers Corporation	ROG	New York Stock Exchange
Silicon Laboratories Inc.	SLAB	Nasdaq Global Select Market
Stoneridge, Inc.	SRI	New York Stock Exchange
Vishay Precision Group, Inc.	VPG	New York Stock Exchange

Peer Group Adjustment Protocol

1.
The Committee may determine, based on the following criteria, that a Peer may be removed from the group and may, but shall not be required to, elect to replace such Peer with a company it deems comparable.

2.
If a Peer files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its stock exchange because it fails to meet the exchange listing requirement, then it clearly shows bad performance and will remain in the Peer Group as a bottom performer unless the Committee elects to remove such Peer from the Peer Group.

3.
If, as of the last date of the Performance Period, a Peer no longer exists as a business entity for any other reason than bad performance, then:

a.
such Peer will be removed from the Peer Group for purposes of the Performance Period; and

b.
the Three-Year Relative Total Stockholder Return for the Performance Period will be calculated as if such Peer had never been a member of the Peer Group.

4.
If, as of the last date of the Performance Period, a Peer has ceased to be traded on any of the New York Stock Exchange, the Nasdaq Stock Market LLC, the London Stock Exchange, or the NYSE American, then:

a.
such Peer will be removed from the Peer Group for purposes of the Performance Period; and

b.
the Three-Year Relative Total Stockholder Return for the Performance Period will be calculated as if such Peer had never been a member of the Peer Group.

5.
If any member of the Peer Group is acquired, merged, or otherwise assumed by another business entity and the resulting legal entity is substantially the same in size and nature of business, then

Exhibit 1 – Performance Goals – Page 3

that entity will remain in our Peer Group even if the new entity has a different name, ticker symbol, etc.; provided, that, if an acquisition substantially changes the former Peer’s business in size, scope, nature, etc., the CEO and CFO of the Company may recommend, and the Committee may determine, that the new entity be removed from the Peer Group and the Three-Year Relative Total Stockholder Return for the Performance Period will be calculated as if such Peer had never been a member of the Peer Group.

Exhibit 1 – Performance Goals – Page 4

ANNEX A: STATE-SPECIFIC TERMS

The Award is subject to the following additional terms, conditions and notices as set forth in this Annex A to the extent Participant resides and/or is employed in one of the states addressed herein. All defined terms contained in this Annex A shall have the same meaning as set forth in the Plan and this Agreement.

I.
For Participants in Illinois:
1.
Restrictive Covenants. Participant acknowledges and agrees that (i) Participant has been advised to seek counsel prior to entering into the Agreement (including this Annex A), inclusive of the non-competition and other restrictive covenants set forth herein, and (ii) Participant has been provided with at least fourteen (14) days to consider this Agreement, including the non-competition and other restrictive covenants set forth in the Agreement, or has voluntarily elected to execute this Agreement prior to the expiration of such fourteen (14) day period.

A-1

ANNEX B: TERMS AND CONDITIONS APPLICABLE TO PARTICIPANTS OUTSIDE THE U.S.

The Award is subject to the following additional terms, conditions and notices as set forth in this Annex B to the extent Participant resides and/or is employed in one of the countries addressed herein. The information reflected herein is based on the securities, exchange control and other laws in effect in the respective countries as of the Grant Date. All defined terms as contained in this Annex B shall have the same meaning as set forth in the Plan and this Agreement. The Company and Committee may establish new or alternative terms and conditions to the extent they determine, in their discretion, that the application of such new or alternative terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan.

I.
For Participants in all applicable jurisdictions outside of the United States (except as prohibited by applicable local law):
1.
Private Placement Outside of the United States. The grant of the Award is not intended to be a public offering of securities in any jurisdiction outside of the United States but instead is intended to be a private placement if granted to a Participant based or located outside of the United States. The Company has not submitted any registration statement, prospectus or other filings with local securities authorities outside of the United States (unless otherwise required under local law), and the grant of the Award is not subject to the supervision of the local securities authorities in any jurisdiction outside of the United States. Participant is hereby advised to exercise caution in relation to the offer. If Participant is in any doubt about any of the contents of the Plan or this Agreement or any related documents, Participant should obtain independent professional advice.
2.
Compliance with Local Law. If Participant is resident or employed outside of the United States, as a condition to the grant of the Award, Participant agrees to repatriate all payments attributable to the Shares or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in Participant’s country of residence (and country of employment, if different). In addition, Participant agrees to take any and all actions, and consent to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and regulations in Participant’s country of residence (and country of employment, if different). Participant further agrees to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).
3.
Employment Law Policy and Acknowledgement. By accepting the Award of RSUs, Participant acknowledges that (i) equity awards granted pursuant to the Plan and this Agreement and any other related benefits awards under the Plan are discretionary, (ii) the Plan and this Agreement are not a part of the terms and conditions of Participant’s employment; and (iii) the income from the vesting of the RSUs, if any, is not part of Participant’s remuneration from employment and is not to be considered in valuing employment benefits or severance payable in the event of the termination of Participant’s employment.
4.
English Language. Participant acknowledges and agrees that it is Participant’s express intent that the Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If Participant is in a country where English is not an official language, Participant acknowledges that Participant is sufficiently proficient in English or have the ability to consult with an advisor who is sufficiently proficient in the English language, so as to allow Participant to understand the terms and conditions of this Agreement, the Plan and any other documents related to the Award. If Participant has received the Agreement, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
II.
For Participants in all applicable jurisdictions in the European Union:
1.
Data Protection. By accepting the Award of RSUs, Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other award materials by and among, as applicable, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. By accepting the Award of RSUs and entering into this Agreement, Participant acknowledges that his or her personal data will be processed and disclosed as follows: by the Company, or any Affiliate employing Participant as they are required to collect, process and utilize the personal information or other relevant information pertaining to Participant for purposes directly relevant to the Award granted to Participant, and to disclose or transfer such information to other Affiliates and, if necessary, a third party (including any broker, registrar or administrator) for the purpose of administering the Plan; by the Company or any Affiliate employing Participant and any such third party so that they may utilize such information for the purpose of administering the Plan, provided that such information shall be kept confidential and shall not be used by any of them for any purposes not related to the administration of the Plan; by the Company or any Affiliate employing Participant and any such third party (any of which may be located in the European Union or outside of the European Union) so that they may transfer the personal information or other relevant information pertaining to Participant in the European Union or outside of the European Union for the purpose of administering the Plan (in which case the transfer shall be governed by “model contract clauses” or equivalent measures required under European Union data protection laws); and by and to any future purchaser of the Company or any Affiliate employing Participant, or any future purchaser of their respective undertakings or any parts thereof, for the purpose of administering the Plan and/or confirming Participant’s entitlement to an Award and/or any Shares where such entitlement is relevant to Award. By entering into this Agreement, Participant acknowledges Participant is expressly informed that the purposes described in this Agreement are necessary for the performance of the Plan or are otherwise necessary for the legitimate interests of the Company or any Affiliate employing Participant in connection with the administration of the Plan. Should Participant exercise any data subject rights in relation to his or her personal data, such as the right of objection or erasure such that the required data can no longer be processed for the purpose of this Agreement, Participant acknowledges that it may no longer be possible to administer the Plan in respect of Participant. In that case the Awards may lapse and shall not be capable of vesting and Participant shall be deemed to have waived (without any right to compensation) any right to Shares or cash which are being held on Participant’s behalf. Participant shall be provided with the information regarding the following by the Company, the Board or any Affiliate employing Participant to the extent that they are acting as controllers of Participant’s personal data (save where Participant already has the information): the purpose of the collection and use of the personal information or other relevant information pertaining to Participant; the information to be collected and used; the period and method of retention and use of the personal information or other relevant information pertaining to Participant; details of any third parties to whom their information is disclosed or transferred including the purpose of such disclosure or transfer and, where applicable, the safeguards applied to any transfers of data outside of the European Union; the rights of Participant in respect of access to, rectification and deletion of their information and any related disadvantages; where applicable, the contact details of the data protection officer of the relevant controller; and the right to complain to the relevant data protection supervisory authority.
III.
For Participants in China:

The following provision applies if the Participant is subject to exchange control restrictions and regulations in the People's Republic of China (“PRC”), including the requirements imposed by the

China State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:

Vesting. Notwithstanding anything to the contrary in the Plan or the Agreement, the RSUs will not vest and no Shares will be issued to the Participant unless and until all necessary exchange control or other approvals with respect to the RSUs under the Plan have been obtained from the SAFE or its local counterpart (“SAFE Approval”). In the event that SAFE Approval has not been obtained prior to any date(s) on which the RSUs are scheduled to vest in accordance with the vesting schedule set forth in the Agreement, the RSUs will not vest until the seventh day of the month following the month in which SAFE Approval is obtained (the “Actual Vesting Date”). If the Participant’s status as a service provider terminates prior to the Actual Vesting Date, the Participant shall not be entitled to vest in any portion of the RSUs and the RSUs shall be forfeited without any liability to the Company or any subsidiary or affiliate of the Company.

Exchange Control Requirements. Due to exchange control laws in the PRC, Shares acquired through RSU vestings must be maintained in the Morgan Stanley (or any successor broker designated by the Company) brokerage account until the Shares are sold. When the Shares are sold, all proceeds must be repatriated to the PRC and held in a special exchange control account maintained by the Company or one of the Company’s subsidiaries in the PRC. To the extent that the Participant holds any Shares on the date that is three (3) months (or such other period as may be required by the SAFE) after the date of the Participant’s termination of employment with the Company or one of the Company’s subsidiaries in the PRC, the Participant authorizes Morgan Stanley (or any successor broker designated by the Company) to sell such Shares on the Participant’s behalf at that time or as soon as is administratively practical thereafter. The Participant understands and agrees that the Company's designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the Participant the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.

The Participant further is required to repatriate to the PRC any dividends or dividend equivalents paid to the Participant in relation to RSUs through a special exchange control account established by the Company or one of the Company’s subsidiaries in the PRC. The Participant hereby agrees that any cash proceeds from the Participant’s participation in the Plan may be transferred to such special account prior to being delivered to the Participant.

The Participant also understands and agrees that there will be a delay between the date the Shares are sold and the date the cash proceeds are distributed to the Participant. The Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the cash proceeds are distributed to the Participant through the special account described above. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the PRC

.

Tax Liability. Taxes are due at the time of vesting of the RSUs. The Participant understands and agrees that Tax-Related Items may be taken by the Employer from the Participant’s salary or other cash compensation.

IV.
For Participants in Denmark:

Danish Stock Option Act. By participating in the Plan, the Participant acknowledges that he or she received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act, as amended effective January 1, 2019, and is attached hereto as Appendix C.

Foreign Asset / Account Reporting Information. If the Participant establishes an account holding Shares or cash outside Denmark, the Participant must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank.

V.
For Participants in Japan:

Foreign Asset / Account Reporting Information. The Participant will be required to report details of any assets held outside Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. This report is due by March 15th each year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to him or her and whether the requirement extends to any outstanding RSUs or Shares acquired under the Plan.

VI.
For Participants in Mexico:

Acknowledgment of the Agreement. By participating in the Plan, Participant acknowledges that the Participant has received a copy of the Plan, has reviewed the Plan in its entirety and fully understands and accepts all provisions of the Plan. The Participant further acknowledges that the Participant has read and expressly approves the terms and conditions set forth in the Agreement, in which the following is clearly described and established: (i) the Participant’s participation in the Plan does not constitute an acquired right; (ii) the Plan and the Participant’s participation in the Plan are offered by the Company on a wholly discretionary basis; (iii) the Participant’s participation in the Plan is voluntary; and (iv) the Company and its subsidiaries are not responsible for any decrease in the value of the underlying Shares.

Labor Law Policy and Acknowledgment. By participating in the Plan, the Participant expressly recognizes that CTS Corporation, with registered offices at 4925 Indiana Avenue, Lisle, IL. 60532 U.S.A., is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of Shares does not constitute an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis. Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that the Participant may derive from participation in the Plan do not establish any rights between the Participant and the Company and do not form part of the employment conditions and/or benefits provided by the Company and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant's employment.

The Participant further understands that the Participant’s participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Participant's participation at any time without any liability to the Participant.

Finally, the Participant hereby declares that Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Company, its subsidiaries, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Reconocimiento del Contrato. Al participar en el Plan, usted reconoce que ha recibido una copia del Plan, que ha revisado el Plan en su totalidad, y que entiende y acepta en su totalidad, todas y cada una de las disposiciones del Plan. Asimismo reconoce que ha leído y aprueba expresamente los términos y condiciones señalados en el párrafo titulado Naturaleza de la Oferta en el Convenio, en lo que claramente se describe y establece lo siguiente: (i) su participación en el Plan no constituye un derecho adquirido; (ii) el Plan y su participación en el Plan son ofrecidos por la Compañía sobre una base completamente discrecional;

(iii) su participación en el Plan es voluntaria; y (iv) la Compañía y sus afiliadas no son responsables de ninguna por la disminución en el valor de las Acciones subyacentes

.

Política de Legislación Laboral y Reconocimiento. Al participar en el Plan, usted reconoce expresamente que CTS Corporation., con oficinas registradas en 4925 Indiana Avenue, Lisle, IL. 60532 EE.UU, es la única responsable por la administración del Plan, y que su participación en el Plan, así como la adquisición de las Acciones, no constituye una relación laboral entre usted y la Compañía, debido a que usted participa en el plan sobre una base completamente mercantil. Con base en lo anterior, usted reconoce expresamente que el Plan y los beneficios que pudiera obtener por su participación en el Plan, no establecen derecho alguno entre usted y la Compañía, y no forman parte de las condiciones y/o prestaciones laborales que la Compañía ofrece, y que las modificaciones al Plan o su terminación, no constituirán un cambio ni afectarán los términos y condiciones de su relación laboral.

Asimismo usted entiende que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en cualquier momento, sin que usted incurra en responsabilidad alguna.

Finalmente, usted declara que no se reserva acción o derecho alguno para interponer reclamación alguna en contra de la Compañía, por concepto de compensación o daños relacionados con cualquier disposición del Plan o de los beneficios derivados del Plan, y por lo tanto, usted libera total y ampliamente de toda responsabilidad a la Compañía, a sus afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, con respecto a cualquier reclamación que pudiera surgir.

VII.
For Participants in the Philippines

Securities Law Information. The securities being offered or sold herein have not been registered with the Philippines Securities and Exchange Commission (“PSEC”) under its Securities Regulation Code (the “SRC”).

The grant of RSUs is being made pursuant to an exemption from registration under Section 10.2 of the SRC that has been approved by the PSEC.

The Participant should be aware of the risks of participating in the Plan, which include (without limitation) the risk of fluctuation in the price of the Shares on the New York Stock Exchange (“NYSE”) and the risk of currency fluctuations between the U.S. Dollar and his or her local currency. In this regard, the Participant should note that the value of any Shares he or she may acquire under the Plan may decrease, and fluctuations in foreign exchange rates between his or her local currency and the U.S. Dollar may affect the value of the Shares or any amounts due to the Participant pursuant to the vesting of the RSUs or the subsequent sale of any Shares acquired by the Participant. The Company is not making any representations, projections or assurances about the value of the Shares now or in the future.

For further information on risk factors impacting the Company’s business that may affect the value of the Shares, the Participant should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s website at http://investors.ctscorp.com/financials/sec-filings/default.aspx

The Participant should also note that the sale or disposal of Shares acquired under the Plan may be subject to certain restrictions under Philippines securities laws. Those restrictions should not apply if the offer and resale of Shares takes place outside of the Philippines through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the NYSE. The Company’s designated broker should be able to assist the Participant in the sale of Shares on NYSE.

If the Participant has questions with regard to the application of Philippines securities laws to the disposal or sale of Shares acquired under the Plan the Participant should consult with his or her legal advisor.

VIII.
For Participants in Poland:

Foreign Asset/Account Reporting Information. If the Participant maintains bank or brokerage accounts holding cash and foreign securities (including Shares) outside of Poland, the Participant will be required to report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds PLN 7,000,000. If required, such reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland.

Exchange Control Information. The transfer of funds in excess of a certain threshold (currently €15,000, unless the transfer of funds is considered to be connected with the business activity of an entrepreneur, in which case a lower threshold may apply) into or out of Poland must be made through a bank account in Poland. The Participant understands that he or she is required to store all documents connected with any foreign exchange transactions for a period of five years, as measured from the end of the year in which such transaction occurred. The Participant should consult with his or her personal legal advisor to determine what he or she must do to fulfill any applicable reporting/exchange control duties.

IX.
For Participants in Singapore:

Securities Law Information. The RSUs were granted to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Agreement and the Plan have not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the Participant’s RSUs are subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification. If the Participant is the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of a subsidiary or other related company in Singapore, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore subsidiary in writing when the Participant receives an interest (e.g., RSUs, Shares) in the Company or any related company. In addition, the Participant must notify the Singapore subsidiary when the Participant sells Shares of the Company or any related company (including when the Participant sells Shares acquired under the Plan). These notifications must be made within two (2) business days of (i) acquiring or disposing of any interest in the Company or any related company, or (ii) any change in a previously-disclosed interest (e.g.upon vesting of the RSUs or when Shares are subsequently sold). In addition, a notification must be made of the Participant’s interests in the Company or any related company within two (2) business days of becoming a CEO or director, associate director, or shadow director.

X.
For Participants in Taiwan:

Data Privacy. The Participant acknowledges that he or she has read and understands the terms regarding collection, processing and transfer of Data contained in the Privacy Notice in Section 4.22 of the Agreement

and Section II(1) of this Annex B and agrees that, upon request of the Company, the Participant will provide any executed data privacy consent form to the Company (or any other agreements or consents that may be required by the Company) that the Company may deem necessary to obtain under the data privacy laws in Participant’s country, either now or in the future. The Participant understands he or she will not be able to participate in the Plan if the Participant fails to execute any such consent or agreement.

Securities Law Information. The RSUs and participation in the Plan is made available only to employees of the Company and its subsidiaries. It is not a public offer of securities by a Taiwanese company. Therefore, it is exempt from registration in Taiwan.

Exchange Control Information. Individuals may acquire foreign currency (including proceeds from the sale of Shares) into Taiwan up to US$5,000,000 per year without justification. There is no need to aggregate all remittances into Taiwan when calculating the limitation. If the transaction amount is TWD$500,000 or more in a single transaction, the Participant must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.